Exhibit 99.1

News Release

Investor Contacts:

Crescendo Communications

T: 844-589-8760
mnga@crescendo-ir.com

MagneGas Announces $1 Million Bridge Financing and
Warrant Exchange to Improve Capitalization Structure

TAMPA, Florida, May 10, 2017 / MagneGas Corporation (“MagneGas” or the “Company”) (MNGA), a leading clean technology company in the renewable resources and environmental solutions industries, announced today that it has entered into a definitive agreement with an institutional investor for an offering of non-convertible debentures for gross proceeds of $1.0 million in a private placement transaction. The debentures are due in November 2017 and bear interest at a rate of 8% per annum. The Company intends to use the net proceeds for working capital and for general corporate purposes.

The Company also announced that, in a separate transaction, it has entered into an agreement with an existing investor to cancel warrants to purchase approximately 22.2 million shares of common stock in exchange for the issuance of 1.0 million shares of common stock and 2,700 shares of the Company's Series B Convertible Preferred Stock, which shall be convertible at $0.30 per share into 9.0 million shares of common stock.

Also in connection with the exchange transaction, the Company agreed to reduce the conversion price of certain outstanding convertible debentures in the principal amount of $829,000 held by such holders from $0.57 per share to $0.30 per share, which will result in an increase of 1,308,947 shares of common stock that may be issuable upon conversion of the convertible debentures. In return, the Company shall now be permitted to prepay the then-outstanding principal amount of the convertible debentures, together with a prepayment premium in the amount of 10% of the principal amount being prepaid, without having to obtain the prior written consent of the holder.

Scott Mahoney, Chief Financial Officer of MagneGas Corporation, stated, “The bridge financing provides us additional working capital at favorable terms. Importantly, the additional steps we have taken, including cancelling warrants, will help to dramatically simplify our capital structure. Moreover, under the new terms of the convertible debentures, we now have the ability to repurchase the shares. Should we exercise this option, it would help to reduce our potential shares outstanding.”

“In the fourth quarter of 2016, we determined that it was in the best interests of all shareholders to shift the Company’s focus towards near-term commercial growth opportunities, and away from long lead time R&D projects. The objective of this shift is to develop a strong, cash flow positive business model that would ultimately enable self-funded R&D as needed in future years, with a reduced reliance on the capital markets to support these projects.”

“During the first four months of 2017, the Company has been systematically developing an acquisition pipeline, both in the utility services and industrial gas and welding supply verticals. We believe this acquisition strategy will provide a diverse and growing revenue mix, added intellectual property dedicated to the utility space, and significant additional human capital. These resources are intended to improve the probability and magnitude of our commercial opportunities for co-combustion and sterilization, as well as the rapid geographic expansion of our most successful product to date, MagneGas2®.”

“The Company has spent six months laying the groundwork for this transformational announcement today. We now have a leaner company with the necessary infrastructure to execute on a complete corporate restructuring and growth strategy.”

The non-convertible debentures issued in the private placement and the common stock and Series B Convertible Preferred Stock issued in the exchange transaction are being issued in reliance on an exemption from registration under the Securities Act of 1933, as amended.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein. There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such an offering, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MagneGas Corporation

MagneGas® Corporation (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company's testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs.  The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications.  For more information on MagneGas®, please visit the Company's website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributor, ESSI (Equipment Sales and Services, Inc). ESSI has four locations in Florida and distributes MagneGas2®, industrial gases and welding supplies. For more information on ESSI, please visit the company’s website at http://www.weldingsupplytampa.com

Forward-Looking Statements

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.